UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2020

TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, Arizona 85253

(Address of principal executive offices) (Zip Code)

480-305-8910

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TPIC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2020, TPI Composites, Inc. (the Company) appointed Adan Gossar as Chief Accounting Officer, reporting to the Chief Financial Officer.

Mr. Gossar, age 47, most recently served as Chief Accounting Officer of Reef Technology, an operator of parking garages, logistic hubs and neighborhood kitchens throughout the United States, from April 2019 to July 2020. From March 2018 to March 2019, Mr. Gossar served as Corporate Controller for Veritiv Corporation (NYSE: VRTV), a distributor of packaging, facility solutions, print and publishing products, logistics and supply chain management solutions. From August 2013 to February 2018, Mr. Gossar served as Vice President, Corporate Controller and Treasurer for Allconnect, Inc., a digital marketing analytics company serving the utility, telco, security and cable industries.    Mr. Gossar also served as an internal auditor and in other finance roles at PricewaterhouseCoopers and is a certified public accountant. Mr. Gossar holds a Bachelor of Business Administration degree in accounting from the University of Nairobi and a Master of Business Administration degree from Georgia College & State University.

Mr. Gossar will be entitled to an annual base salary of $325,000 (subject to periodic increases at the Company’s discretion) and the opportunity to participate in the Company’s annual cash incentive bonus program, with a target bonus percentage of 60% of his annual base salary (prorated for days of service in his year of hire). Upon approval of the Board of Directors of the Company, Mr. Gossar will be granted a stock option award of 80,000 shares of the Company’s common stock, which will vest over four years (25% on the first anniversary date of the grant date and 6.25% each quarter thereafter), subject to Mr. Gossar’s continued employment. Mr. Gossar will receive a $50,000 sign on bonus, payable sixty days after his effective date of employment and will be reimbursed for certain relocation and temporary living expenses. Mr. Gossar will be eligible to participate in the Company’s standard employee benefit programs and will be entitled to benefits consistent with those provided to other senior executives of the Company and any other benefits that the Company may, in its sole discretion, elect to grant to him from time to time.

In the event of a termination of employment by the Company “without cause” or for “good reason” by Mr. Gossar (each as defined in Mr. Gossar’s employment agreement) and not involving a change of control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Gossar will receive cash severance equal to six months’ salary continuation, and up to six monthly cash payments equal to the Company’s monthly contribution for Mr. Gossar’s health insurance.

In the event Mr. Gossar is terminated by the Company “without cause” or “for good reason” by Mr. Gossar, within 12 months following a change in control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Gossar will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance payment equal to 100% of his base salary and 100% of his annual target bonus, (ii) up to 12 monthly cash payments equal to the Company’s monthly contribution for Mr. Gossar’s health insurance, (iii) for all outstanding and unvested equity awards of the Company subject to time-based vesting held by Mr. Gossar, full accelerated vesting of such awards, with a post-termination exercise period, if applicable, of one year.

There are no arrangements or understandings between Mr. Gossar and any other persons pursuant to which he was appointed as Chief Accounting Officer and no family relationships among any of the Company’s directors or executive officers and Mr. Gossar.  Mr. Gossar has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: July 13, 2020	By:	/s/ Bryan R. Schumaker
Bryan R. Schumaker
Chief Financial Officer